SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported):

January 21, 2004
Modine Manufacturing Company
Exact name of registrant as specified in its charter

Wisconsin	1-1373	39-0482000
State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification Number

1500 DeKoven Avenue, Racine, Wisconsin	53403
Address of principal executive offices	Zip Code

Registrant's telephone number, including area code:	(262) 636-1200

INFORMATION TO BE INCLUDED IN THE REPORT

Item 12. Results of Operations and Financial Condition.

On January 21, 2004, Registrant issued a press release announcing its financial results for the quarter ended December 26, 2003. The text of that release appears below:

Immediate Release
John Ge
262.636.8434
j.ge@na.modine.com

Modine Reports a 14% Improvement in Sales and a 28% Increase in Earnings for the Third Quarter

RACINE, Wis., January 21, 2004 -- Modine Manufacturing Company (NASDAQ: MODI) today reported its financial results for the third quarter ended December 26, 2003. Sales for the third quarter were $310.8 million, a record for the Company, representing an increase of over 14% from the $271.8 million in sales for the same period a year ago. Net earnings increased 28% to $12.3 million, or $0.36 per fully diluted share, compared with $9.6 million, or $0.29 per fully diluted share reported a year ago. "As discussed in prior releases, we expected positive second half sales and earnings growth on the strength of new business programs. Our strong third quarter results are consistent with our expectations, and we continue to be on target to deliver improved top line and bottom line performance for the full year," said David B. Rayburn, Modine's President and Chief Executive Officer.
Net favorable currency exchange rates, primarily the stronger Euro, added approximately $17.5 million to third quarter sales. Included in the third quarter, on a pre-tax basis, are net favorable currency translation benefits of approximately $1.9 million and the recognition of about $0.7 million in royalty income that was in arrears, offset by expenses of $2.2 million as a result of an agreement reached with a European Original Equipment customer associated with a product performance issue and approximately $1.0 million in warranty costs relating to a North American Original Equipment customer. "After taking these items into consideration, it is clear that while we are benefiting from favorable currency exchange rates, positive contributions from new business programs and continued operational improvements are the primary drivers for our strong financial results," continued Rayburn.
Sales for the first nine months of fiscal 2004 increased over 7% to $878.8 million from $819.4 million a year ago. Earnings before the cumulative effect of accounting change for the first nine months improved over 6% to $27.9 million, or $0.82 per fully diluted share, compared with $26.3 million, or $0.78 per fully diluted share for the same period a year ago. Effective with the first quarter of last year (fiscal 2003), the Company adopted Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets," and recorded a related goodwill impairment charge of $21.7 million (net of $1.1 million income tax benefit), resulting in net earnings of $4.6 million, or $0.14 per fully diluted share for the first nine months of last year.

Segment Data and Performance
Sales for the Original Equipment segment in the third quarter increased over 12% to $127.5 million from $113.6 million a year ago. The Company's North American automotive, truck, and off-highway and industrial businesses all recorded an increase in sales. Operating income for this segment increased almost 8% from $18.4 million in the previous year to $19.8 million, reflecting the positive impact of new business programs, such as the recently announced 2004 Dodge Durango for the Chrysler Group, and a number of engine related programs. The improved profitability was achieved despite continued pricing pressure, costs incurred in launching new programs and products, and the aforementioned warranty expenses.
Third quarter sales for the Distributed Products segment increased 5% to $87.5 million from $83.3 million a year ago, with increased revenues in both the HVAC (heating, ventilating, air conditioning) and electronics businesses and flat sales in the Aftermarket business. Operating income turned from a loss of $0.9 million a year ago to a positive $0.9 million this year, with the Aftermarket and HVAC businesses both contributing to the increase. The electronics business recorded the largest percentage increase in sales among the segment's business units, however, lower margins associated with a shift in product mix continue to have a negative impact on this segment's operating income.
Sales for the European Operations segment in this period totaled $106.9 million, an increase of 19% over the $90.0 million reported a year ago, benefiting from the stronger Euro, which had a positive impact of $15.9 million, as well as new and accelerated business programs. Operating income for the segment was essentially flat at $12.1 million, compared with $12.3 million in the previous year. While net favorable currency exchange rates had a positive impact on this segment's profitability, this impact was more than offset by the $2.2 million expenses related to the product performance issue previously mentioned.

Balance Sheet and Cash Flow
The Company continues to make improvements to maintain a strong balance sheet and excellent liquidity. Ending cash balance for the third quarter was $83.4 million, an increase of $11.6 million and $6.2 million, respectively, compared with $71.8 million at the end of the second quarter and $77.2 million at the end of the last fiscal year. The Company generated $38.9 million in operating cash flow in the third quarter, compared with $20.4 million for the same period a year ago. The strong cash flow allowed the Company to continue to reduce debt, bringing the total debt to capital (total debt plus shareholders' equity) ratio to 15.3% from 17.3% at the prior year-end. As the Company expected, capital expenditures for the first nine months of the year increased to $51.7 million from $26.3 million last year. "We recently opened our new plant in Wackersdorf, Germany. This facility uses the just in sequence delivery to supply engine-cooling modules for the new BMW X-3 Sport Utility Vehicle, the 3-Series, the Z4, and the future 1-Series, exemplifying the close working relationship and collaboration between Modine and its customers," continued Rayburn. "As we approach the completion of our new European headquarters, Technical Center, and wind tunnel, we are excited about the key role that these timely investments will play in generating incremental new business programs and in Modine's future growth."

Full Year Fiscal 2004 Outlook
"With record sales and notably improved earnings in the third quarter, we have started to deliver the stronger second half of the fiscal year that we projected," added Rayburn. "We expect the positive contribution from the new business programs to continue, and anticipate the fourth quarter to produce another similar strong year-over-year performance for our shareholders. We believe we are firmly on target to achieve growth in both sales and earnings on a full year basis for the second consecutive year."

Third Quarter Webcast
Modine's executive management team will conduct a live audio webcast on Thursday, January 22, 2004 at 9:00 a.m. (ET) to discuss additional details regarding the Company's performance for the third quarter of fiscal 2004. The session may be accessed at www.modine.com. A replay will be available on Modine's website after the webcast.

Modine specializes in thermal management, bringing heating and cooling technology to diversified markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Modine can be found on the Internet at www.modine.com.

This news release contains statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 25 of the Company's 2003 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. In addition, this news release contains a forward-looking statement regarding incremental business. As indicated, the Company is a development partner on these customer programs, which means that the products (and often technologies) are at this time in the development phase. In many instances, the Company has not yet received production purchase orders for these programs. Because of the developmental nature of this incremental business, this forward-looking statement is particularly subject to a number of risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies, and the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties.

Modine does not assume any obligation to update any of these forward-looking statements.
Modine Manufacturing Company
Consolidated statements of earnings for the periods ended
September 26, 2003 and 2002 (unaudited)
				(In thousands, except per-share amounts)
	Three months		Nine months
	ended December 26		ended December 26
	2003	2002	2003	2002
Net sales	$310,799	$271,830	$878,756	$819,431
Cost of sales	236,366	204,194	666,845	615,728
Gross profit	74,433	67,636	211,911	203,703
Selling, general, & administrative expenses	60,155	52,905	179,213	164,001
Restructuring charges	(21)	(291)	(68)	(1,682)
Income from operations	14,299	15,022	32,766	41,384
Interest (expense)	(1,316)	(1,410)	(4,009)	(4,555)
Other income - net	5,180	2,108	12,999	4,426
Earnings before income taxes and
cumulative effect of accounting change	18,163	15,720	41,756	41,255
Provision for income taxes	5,845	6,108	13,847	14,988
Earnings before cumulative effect of
accounting change	12,318	9,612	27,909	26,267
Cumulative effect of change in accounting for:
Goodwill impairment (net of 1,136
income tax benefit)	-	-	-	(21,692)
Net earnings	$ 12,318	$ 9,612	$ 27,909	$ 4,575

Net earnings as a percent of net sales	4.0%	3.5%	3.2%	0.6%
Net earnings per share of common stock - basic:
Before cumulative effect of accounting change	$0.36	$0.29	$0.82	$0.79
Cumulative effect of accounting change	-	-	-	(0.65)
Net earnings - basic	$0.36	$0.29	$0.82	$0.14
Net earnings per share of common stock - diluted:
Before cumulative effect of accounting change	$0.36	$0.29	$0.82	$0.78
Cumulative effect of accounting change	-	-	-	(0.64)
Net earnings - diluted	$0.36	$0.29	$0.82	$(0.14)
Weighted average shares outstanding:
Basic	33,924	33,639	33,888	33,619
Assuming dilution	34,137	33,695	34,011	33,749
Net cash provided by operating activities	$38,858	$20,389	$86,841	$97,116
Dividends paid per share	$0.1375	$0.125	$0.4125	$0.375

Comprehensive earnings, which represents net earnings adjusted by the change in foreign-currency translation and minimum pension liability recorded in shareholders' equity, for the periods ended December 26, 2003 and 2002, respectively, were $27,757 and $6,544 for 3 months, and $44,236 and $12,838 for 9 months.

Consolidated condensed balance sheets (unaudited)
			(In thousands)
		December 26, 2003	March 31, 2003
Assets
Cash and cash equivalents		$ 83,378	$ 77,243
Trade receivables - net		170,618	161,319
Inventories		127,397	130,812
Other current assets		43,929	47,992
Total current assets		425,322	417,366
Property, plant, and equipment - net		386,186	361,605
Other noncurrent assets		139,770	131,847
Total assets		$951,278	$910,818
Liabilities
Debt due within one year		$ 3,318	$ 12,692
Accounts payable		94,646	93,506
Other current liabilities		99,577	87,065
Total current liabilities		197,541	193,263
Long-term debt		98,668	98,556
Deferred income taxes		37,766	37,370
Other noncurrent liabilities		53,006	51,242
Total liabilities		386,981	380,431
Shareholders' equity		564,297	530,387
Total liabilities & shareholders' equity		$951,278	$910,818

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

By: /s/D. B. Rayburn
D. B. Rayburn President and Chief Execitive Officer

By: /s/D. R. Zakos
D. R. Zakos Vice President, General Counsel and Secretary